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                                                                EXHIBIT 99(a)(9)

                     THE UNIVERSAL INSTITUTIONAL FUNDS, INC.

                   SUPPLEMENT TO INVESTMENT ADVISORY AGREEMENT

                         Capital Preservation Portfolio

            SUPPLEMENT (the "Supplement") to INVESTMENT ADVISORY AGREEMENT dated as of May 31, 1997 by and between Morgan Stanley Universal Funds, Inc. (now known as The Universal Institutional Funds, Inc.) (the "Fund") and Morgan Stanley Asset Management Inc. (now known as Morgan Stanley Investment Management Inc.) (the "Adviser") (the "Agreement").

                                    RECITALS

            WHEREAS, the Fund has executed and delivered the Agreement which sets forth the rights and obligations of the parties with respect to the management of the portfolios of the Fund.

            WHEREAS, the Fund has created one additional portfolio: Capital Preservation Portfolio (the "Additional Portfolio").

                                   AGREEMENTS

            Now, therefore, the parties agree as follows:

            As provided in Section 1 of the Agreement, the Fund hereby appoints the Adviser to act as investment adviser to the Additional Portfolio.

            The compensation of the Adviser as set forth in Paragraph 3 of the Agreement with respect to the Additional Portfolio will be as set forth below:

            Assets                                  Percentage Rate
            ------                                  ---------------
            First $500 million                           0.45%
            $ 500 million to $1 billion                  0.40%
            In Excess of $1 billion                      0.35%

            This Supplement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

            The parties listed below have executed this Supplement as of the ___ day of _________, 2002.

MORGAN STANLEY INVESTMENT                 THE UNIVERSAL INSTITUTIONAL FUNDS,
MANAGEMENT INC.                           INC.


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Name:                                     Name:     Ronald E. Robison
Title:                                    Title:    President